EXHIBIT 21

                          SUBSIDIARIES OF THE REGISTRANT

Heartland Express, Inc. of Iowa
Heartland Equipment, Inc.
Munson Transportation, Inc.
Munson Transport Services, Inc.
A & M Express, Inc. -- Acquired 7/1/97

Updated to reflect acquisition of A & M Express on 7/1/97.